MULTI-MEDIA AND PUBLIC RELATIONS SERVICES AGREEMENT

This Multi-Media and Public Relations Services Agreement ("Agreement"), dated as of November 22, 2004, is made between Karma Media, Inc. ("Karma Media") and Big John’s Team ("Charity").  The parties agree that the Commencement Date (defined below) for this Agreement shall be November 22, 2004.  This Agreement is based upon the following recitals of fact:

RECITALS

WHEREAS, Karma Media operates a television show entitled “Estelle’s Paradise”, a radio show entitled “Estelle’s Super Minute” and two Internet web sites at www.karmamedia.com and www.estelle.tv that feature miscellaneous information and generate revenue through advertising, sponsorship, affiliate referral, co-branding and other similar programs; and

WHEREAS, Charity is a not-for-profit corporation with an Internet web site at www.TheBigWalk.org  and www.BigJohnsTeam.org whose charitable mission is dedicated to raising funds for families that desperately need help paying for cancer treatments, and who wishes to further that mission by establishing a relationship with Karma Media and developing a nationwide media and awareness campaign on behalf of Charity, as well as advertiser and merchant relationships and referrals.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, the parties hereto mutually agree as follows:

1 1.

Links; Promotional Placement; Related Costs:

a a.

Charity Portfolio on KarmaMedia.com.  Karma Media shall develop, host and maintain an online presence (the "Portfolio”) on behalf of Charity at KarmaMedia.com.  The Portfolio shall feature a synopsis of Charity's organization along with a link to Charity's web site.  Karma Media shall cover all of the costs it incurs that are associated with creating, operating and maintaining the Portfolio, including without limitation staffing, merchant and advertiser acquisition and relations, customer service, revenue tracking and disbursement if applicable (collectively, the “Costs”).  Content to be included in the Portfolio will be developed and determined by Karma Media in its sole discretion and may include text, graphics and information provided by Charity or contained in Charity’s web site or other written materials, the use of which is subject to the license granted Karma Media pursuant to Paragraph 4 below.

b b.

Charity Link to KarmaMedia.com Homepage.  Where contextually appropriate, Karma Media will provide Charity with recommendations and graphical artwork to use in linking to the KarmaMedia.com homepage.

a.

Production of public service announcement.  Karma Media will develop a 30-

second broadcast-quality commercial for Charity to be used as a public service announcement.

b.

Allocation of airtime to Charity.  Each calendar month, Karma Media shall allocate a total amount of commercial television or radio spots equaling at least $10,000 (as determined by broadcaster rate cards) to the promotion of Big John’s Team and The Big Walk.  The allocation of television spots shall be valid for the entire 3-year duration of The Big Walk, for a total rate-card value of at least $360,000 (three hundred and sixty-thousand dollars).

e.

Filming of events.  Karma Media shall, at its own discretion, film the start, the finish and several intermediate stages of The Big Walk and incorporate filmed segments in its ongoing television series entitled “Estelle’s Paradise”.

f.

Development of a comprehensive public relations campaign.  Karma Media will develop (jointly with Big John’s Team) an ongoing public relations campaign for the entire three-year duration of The Big Walk.  Said campaign shall include but not be limited to direct media solicitations on a regional and national level, as well as monthly press releases to be disseminated via major newswire services.  The objective of the campaign shall be to secure news coverage and awareness about The Big Walk and Big John’s Team’s cause and objective.

g.

Solicitation of sponsors.  Karma Media will directly solicit sponsors for donations in cash and in kind.  All donations shall be directly payable to Big John’s Team.  Karma Media shall also help Big John’s Team with the implementation of additional fundraising ideas and help the Charity secure strategic merchant relationships that will enhance awareness for the cause and raise funds.

2 2.

Charity Responsibilities.

a.

Charity will be solely responsible for the development, operation, and maintenance of its web site and for all materials that appear therein, including without limitation: (a a.) the technical operation of its web site and all related equipment; (b b.) the accuracy and appropriateness of materials posted on or incorporated into its web site (including among other things, all materials related to Karma Media); (c c.) ensuring that materials posted on or incorporated into its web site do not violate or infringe upon the rights of any third party (including without limitation copyrights, trademarks, trade secrets, privacy or other personal or proprietary rights); and (d d.) ensuring that materials posted on or incorporated into the web site are not libelous or illegal.

b.

Charity shall display a graphical link on the front page of its web sites, www.bigjohnsteam.org and www.thebigwalk.org identifying its relationship with Karma Media, Inc. as its exclusive media and public relations company.

c.

All Charity literature and applicable promotional items, newsletters, web sites, T-shirts, press material and releases, annual reports, etc. shall identify and refer to Charity’s exclusive relationship with Karma Media, Inc.

d.

All media interviews, articles and other press inquiries secured by Karma Media on behalf of Charity shall be jointly answered and/or attended by Karma Media and Charity.

3 3.

Visitor Activity; Quantification, Contacts.  Visitors to Karma Media’s web sites may elect to participate in numerous including but not limited to: (a a.) registration; (b b.) tell a friend referrals; (c c.) downloading of the instant contributor software ; (d d.) supporting merchants and advertisers on KarmaMedia.com; (e e.) playing trivia games; (f f.) participating in message boards; (g g.) adding a Karma Media signature block to their outgoing emails (collectively “Activities”) and all of which may be modified by Karma Media in its sole discretion from time to time.   Any and all persons who visit Karma Media’s web sites, who participate in Activities, or whose contact information is provided by such persons (collectively, “Contacts”) will be deemed customers of Karma Media and Karma Media shall be under no obligation to provide Charity with any information regarding the identity of any of the Contacts.  Karma Media acknowledges that some or all of the Contacts may be supporters of and contributors to Charity.

4.

Intellectual Property Rights.  Except as specifically set forth below, each party reserves all of its right, title and interest in its intellectual property rights (e.g, patents, copyrights, trade secrets, trademarks and other intellectual property rights).

a a.

Charity hereby grants to Karma Media, during the term of this Agreement a non-exclusive, non-transferable, royalty-free license to establish hyperlinks between KarmaMedia.com and the Charity web site, to edit, modify, post, circulate and otherwise use any and all materials, whether in written or electronic form, subject to copyright protection owned by Charity or otherwise describing Charity’s business and/or philanthropic operations, and to use the Charity's trade names, logos, trademarks and service marks as is reasonably necessary to establish and promote such hyperlinks and materials and to otherwise perform its obligations under this Agreement.

b b.

Karma Media hereby grants to Charity, during the term of this Agreement a non-exclusive, non-transferable, royalty-free license to establish hyperlinks between the Charity web site and KarmaMedia.com and to use the Karma Media trade names, logos, trademarks and service marks only as same may from time to time be supplied by Karma Media (the "Karma Media Marks") on the Charity web site as is reasonably necessary to establish and promote such hyperlinks; provided, however, that each such use is subject to Karma Media’s prior written approval, not to be unreasonably withheld.  Charity will not modify, alter or obfuscate the Karma Media Marks or use them in a manner that disparages Karma Media or its products or services, or portrays Karma Media or its products or services in a false, competitively adverse or poor light.  Charity will comply with Karma Media’s instructions as to the form of use of the Karma Media Marks and will avoid any action that diminishes the value of such marks.  Charity’s unauthorized use of the Karma Media Marks is strictly prohibited. Upon termination of this Agreement and upon written request, Charity shall return to Karma Media any and all Karma Media intellectual or proprietary property and/or information obtained pursuant to this Agreement.

5.

Representations and Warranties.  Charity hereby represents, warrants and covenants to Karma Media and its successors, licensees and assigns as follows:

a a.

Charity is a corporation or other legal entity in good standing under the laws of the state or jurisdiction of its formation, and is duly licensed and qualified to do business and solicit donations in all states or jurisdictions in which it does so.  Charity a licensed not-for-profit public benefit corporation, and is tax exempt under U.S. Internal Revenue Code section 501(c)(3).  Its primary charitable mission is as set forth above.

b b.

Charity has the power and authority to grant the rights herein granted to Karma Media.

c c.

All of the information contained on the Charity web site or otherwise provided to Karma Media by Charity for use on KarmaMedia.com is and will be true, complete and accurate in all respects, and does not contain any false or potentially misleading statements or claims, or omit any information necessary to make the information that is stated not misleading.

d d.

None of the materials on the Charity web site or otherwise provided to Karma Media by Charity or the exercise or any right, license or privilege herein granted, violates or will violate or infringes or will infringe any trademark, trade name, contract, agreement, copyright (whether common law or statutory), patent, literary, artistic, dramatic, personal, private, civil or property right or right of privacy or "moral rights of authors"' or any other right whatsoever, or slanders or libels any person, firm, corporation or association whatsoever.

e e.

Charity will comply with all applicable laws, regulations, orders and other requirements, now or hereafter in effect, of governmental authorities having jurisdiction. Specifically, Charity acknowledges and agrees that it assumes full responsibility for compliance with any laws or regulations governing not for profit corporation's participation in commercial ventures, soliciting contributions, generating and reporting revenue and taxes, participating in securities offerings, conducting business on the Internet and any and all similar and related matters including but not limited to laws or regulations promulgated by local, state or federal authorities such as the United States Internal Revenue Service, SEC, Federal Trade Commission and Federal Communications Commission and related or similar agencies.

6.

Exclusivity, Non-Circumvention and Confidentiality.

(a a.)

Charity intends to be bound by the terms of this Agreement and acknowledges that its exclusivity and non-circumvention commitments to Karma Media are material components of the consideration given to Karma Media hereunder.  Therefore, during the term of this Agreement and for a period of twelve (12) months following its termination or expiration, Charity will not (i i.) cause or permit any person or entity other than Karma Media to represent Charity to the public via the media or create a separate online "portfolio" similar to that created hereunder, (ii ii.) establish any direct hypertext links between its web site and a Karma Media competitor or exclusive service provider (“Competitor”), (iii iii.) permit or provide any other links, advertisements or promotions by or to any Competitor, (iv iv.) engage in any such activity on its own behalf, (v v.) bypass, obviate, circumvent or otherwise duplicate Karma Media’s unique application of online referral revenue business practices to non-profit organizations, (vi vi.) participate through agents or on its own behalf in any online or offline affiliate referral programs.  “Competitors” include, without limitation (1 1) commissionjunction.com, linkshare.com, befree.com, (2 2) any online merchant referral programs, (3 3) any person, entity, Internet or other online site or service that makes or facilitates payment of a portion of online advertising revenues or e-commerce purchases to charities, causes or not-for-profit organizations, and (4 4) any person, entity, Internet or other online site or service that derives more than ten percent (10%) of its annual gross revenues from the integration or linking of web sites or from online activities to revenue sharing opportunities.

(b b.)

Confidentiality. Charity acknowledges that Karma Media’s application of online referral revenue business practices is unique because it applies to not for profit organizations.  Charity acknowledges that Karma Media has invested tremendous amounts of capital, human and otherwise, into the development of its business model and operational structure and that same are considered valuable trade secrets and knowledge of Karma Media and that the loss or unauthorized disclosure of same to third parties would cause Karma Media irreparable harm and unspecified damages.  Therefore, except as expressly set forth herein, Charity shall maintain in confidence the terms of this Agreement.  It is expected that, pursuant to discussions to date and to this Agreement, Karma Media may disclose to Charity certain information, as defined herein, which is considered by Karma Media to be of tremendous value and to be treated in utmost confidence (the "Confidential Information").  Confidential Information shall be defined to include but not be limited to any information, communication or data, in any form, including, but not limited to, oral, written, graphic or electronic, of or relating to Karma Media’s and Karma Media’s business model and business practices which Charity acknowledges that Karma Media seeks to protect against unrestricted disclosure or use, including without limitation, site traffic and performance data, business information, contract details, referral system details, Activities details, financial data and marketing data.  All Confidential Information shall remain the sole property of Karma Media and its confidentiality shall be maintained and protected by Charity with the same degree of care as Charity uses for its own confidential and proprietary information.  Charity shall not use the Confidential Information except as necessary to fulfill its obligations under this Agreement, nor shall it disclose such Confidential Information to any third party without the prior written consent of Karma Media.  The restrictions on the use or disclosure of any Confidential Information shall not apply to any Confidential Information that is disclosed under operation of law.

7.

Disclaimers and Limitation of Liability.  Charity acknowledges that the operation of Karma Media will not be uninterrupted or error-free and may be subject to temporary shutdowns due to causes beyond Karma Media’s reasonable control.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, KARMA MEDIA SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES REGARDING (1 1) ITS WEB SITE OR ANY OF THE PRODUCTS OR SERVICES IT PROVIDES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (2 2) THE AMOUNT OF REMITTANCES THAT MAY BE GENERATED DURING THE TERM; AND (3 3) ANY ECONOMIC OR OTHER BENEFIT THAT CHARITY MIGHT OBTAIN THROUGH ITS PARTICIPATION IN THIS AGREEMENT.  KARMA MEDIA SHALL NOT BE LIABLE TO CHARITY FOR ANY INDIRECT, SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR LOST DATA) ARISING OUT OF THIS AGREEMENT.  KARMA MEDIA’S ENTIRE LIABILITY ARISING FROM THIS AGREEMENT (EXCEPT FOR LIABILITIES RESULTING FROM KARMA MEDIA’S WILLFUL MISCONDUCT), WHETHER IN CONTRACT OR TORT, WILL NOT EXCEED THE TOTAL AMOUNTS, IF ANY, RECEIVED BY KARMA MEDIA FROM CHARITY HEREUNDER.

8.

Term and Termination.

a a.

The term of this Agreement will begin on the date first written above and will continue for a period of four years from the Commencement Date unless earlier terminated, renewed or extended in accordance with the terms of this Agreement.  The term "Commencement Date," as used herein, means the date Karma Media first makes the Portfolio described above in Paragraph 1 available on KarmaMedia.com.

b b.

Either party may terminate this Agreement on sixty (60) days written notice in the event the other party materially breaches this Agreement and fails to cure such material breach within such 60-day notice period.

c c.

This Agreement will renew automatically for successive one-year periods unless either party gives written notice to the other party of its intent not to renew no less than sixty (60) days prior to the end of the previous term.

d d.

Paragraphs 5-8 and 9-10 (together with all other provisions that reasonably may be interpreted as surviving termination or expiration of this Agreement) will survive the termination or expiration of this Agreement.

9.

Indemnification.

(a a.)

Charity agrees to indemnify and hold harmless Karma Media and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (Karma Media and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by Karma Media of its obligations contemplated by and pursuant to this Agreement, including but not limited to (i i.) the existence, use and maintenance of the Portfolio (ii ii.) any breach of Karma Media’s obligations under this Agreement, (iii iii.) the violation of third-party intellectual property rights by any materials provided by Charity for display on KarmaMedia.com and (iv iv.) violation of any laws or regulations governing not for profit corporation's participation in commercial ventures, soliciting contributions, generating and reporting revenue and taxes, participating in securities offerings, conducting business on the Internet and any and all similar and related matters including but not limited to laws or regulations promulgated by local, state or federal authorities such as the United States Internal Revenue Service, SEC, Federal Trade Commission and Federal Communications Commission and related or similar agencies and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not claim, action or proceeding is initiated or brought by Charity.  Charity will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (v v.) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (vi vi.) to the extent that any loss, claim, damage or liability is found in a final, non-appealable award issued by an arbitrator under this Agreement to have resulted primarily from Karma Media’s willful misconduct or gross negligence.  Charity also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Charity or its security holders, contributors or creditors related to or arising out of Karma Media’s obligations under this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable award issued by an arbitrator under this Agreement to have resulted primarily from Karma Media’s willful misconduct or gross negligence.

(b b.)

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against Charity pursuant hereto, promptly notify Charity in writing of the same.  In case any such action is brought against any Indemnified Party and such Indemnified Party notifies Charity of the commencement thereof, Charity may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i i.) the employment of such counsel has been authorized in writing by Charity, (ii ii.) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to Charity, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and Charity that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Charity and the Indemnified Party (in which case the Charity will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii iii.) the Charity has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of Charity; provided, further, that in no event shall Charity be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties.  Any failure or delay by an Indemnified Party to give the notice referred to in this Paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Charity, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

(c c.)

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, Charity agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i i.) in such proportion as is appropriate to reflect the relative benefits to the Charity, on the one hand, and Karma Media on the other hand, of the Agreement, or (ii ii.) if (but only if) the allocation provided for in clause (i.) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of Charity, on the one hand and Karma Media on the other hand, as well as any other relevant equitable considerations.  Charity agrees that for the purposes of this Paragraph the relative benefits to the Charity and Karma Media from the Agreement as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Charity or its shareholders, as the case may be, as a result of or in connection with the Agreement bear to the fees paid or to be paid to Karma Media under this Agreement.  Notwithstanding the foregoing, the Charity expressly agrees that Karma Media shall not be required to contribute any amount in excess of the amount by which fees paid Karma Media hereunder (excluding reimbursable expenses), exceeds the amount of any damages which Karma Media has otherwise been required to pay.

(d d.)

Charity agrees that without Karma Media’s prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which Karma Media or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

(e e.)

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against Charity in which such Indemnified Party is not named as a defendant, Charity agrees to promptly reimburse Karma Media on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

(f f.)

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, Charity agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

10.

General Provisions.

a a.

Independent Contractors. The parties are entering this Agreement as independent contractors, and this Agreement will not be construed to create a partnership, joint venture or employment relationship between them.  Neither party will represent itself to be an employee or agent of the other or enter into any agreement on the other's behalf of or in the other's name.

b b.

Force Majeure.  Neither Karma Media nor Charity will be liable for, or will be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond such party's reasonable control and that such party is unable to overcome through the exercise of commercially reasonable diligence. If any force majeure event occurs, the affected party will give prompt written notice to the other party and will use commercially reasonable efforts to minimize the impact of the event.

c c.

Notice.  Any notice or other communication under this Agreement given by any party to any other party will be in writing and will be deemed properly given when sent to the intended recipient by registered letter, receipted commercial courier, or electronically receipted facsimile transmission (acknowledged in like manner by the intended recipient) at its address and to the attention of the individual specified below its signature at the end of this Agreement. Any party may from time to time change such address or individual by giving the other party notice of such change in accordance with this Paragraph 10(c).

d d.

Assignment.  Charity may not assign this Agreement, in whole or in part, without Karma Media's prior written consent (which consent will not be unreasonably withheld), except to (i i.) any corporation resulting from any merger, consolidation or other reorganization involving Charity, or (ii ii.) any individual or entity to which Charity may transfer substantially all of its assets; provided that the assignee agrees in writing to be bound by all the terms and conditions of this Agreement. Subject to the foregoing, this Agreement will be binding on and enforceable by the parties and their respective successors and permitted assigns.

e e.

No Waiver, Remedies, Severability.  The failure of either party to enforce any provision of this Agreement will not constitute a waiver of the party's rights to subsequently enforce the provision. The remedies specified in this Agreement are in addition to any other remedies that may be available at law or in equity. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

f f.

Counterparts.  This Agreement may be executed in any number of counterparts and transmitted by facsimile, a copy of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

g g.

Governing Law; Arbitration.  This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of California, without reference to its choice of law rules.  Any controversy, dispute or claim of any nature whatsoever between or among the parties relating to this Agreement shall be resolved by final and binding arbitration before a retired judge or justice at JAMS in Los Angeles, California, or its successor pursuant to applicable law.  The Arbitrator shall determine the prevailing party, and shall include in the arbitration award all of the prevailing party's costs and expenses, including without limitation all attorney and expert witness fees, costs and expenses and including any and all costs and expenses incurred by the prevailing party by operation of Paragraph 9 above.

h h.

Entire Agreement.  This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous or contemporaneous oral or written agreements regarding such subject matter and may be amended or modified only by a written instrument signed by a duly authorized agent of each party.

IN WITNESS WHEREOF, the parties hereto, have caused this Agreement to be duly executed as of the date first written above.

Charity:

______________________________

           KARMA MEDIA, INC.

Big John’s Team

By: __________________________

By: __________________________

John Buoniconti

Dominique Einhorn